EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT
                              --------------------


              Agreement, dated as of December 1, 1995, between Weiner's Stores, Inc., a Delaware corporation (the "Company"), and Herbert Douglas (the "Executive").

                              W I T N E S S E T H :
                              -------------------

              WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer and the Executive desires to accept such employment, on all the terms and conditions specified herein; and

             WHEREAS, the Executive and the Company desire to set forth in writing all of their respective duties, rights and obligations with respect to the Executive's employment by the Company; and

              NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

              1. Employment and Term. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, in the capacity and upon the terms and conditions hereinafter set forth. The term of employment under this Agreement shall be for the period commencing as of December 11, 1995 and ending on January 31, 1999, unless earlier terminated as herein provided (the "Term of Employment"). Not later than thirty (30) days prior to the expiration of the Term of Employment, the Company may make a written offer to extend the Executive's employment for not less than two (2) years at an annual compensation equal to not less than the total compensation actually paid by the Company to the Executive during the Term of Employment (including Performance Bonuses, plus the Performance Bonuses earned as of October 31, 1998 as the same may be finally calculated) divided by three (3), and upon such other terms and conditions of employment which are substantially equivalent to those terms and conditions of employment set forth in this Agreement. Upon the Executive's acceptance of such offer, the Executive's term of employment with the Company shall be deemed


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extended for an additional two (2) years, unless earlier terminated as provided in Section 5 hereof, upon the compensation terms set forth in the offer and upon such other terms and conditions of employment set forth herein (the "Extended Term of Employment"), provided however, that Section 6d) hereof shall be of no force and effect during any Extended Term of Employment.

              2. Duties. During the Term of Employment (or, if applicable, any Extended Term of Employment), the Executive shall serve as the Company's President and Chief Executive Officer, and upon election by the Company's Board of Directors (the "Board"), shall serve as a member of the Board. The Board shall elect the Executive as a member of the Board prior to the execution of this Agreement, subject however to execution of this Agreement by the parties and further subject to the approval of the Bankruptcy Court for the District of Delaware. As the Company's President and Chief Executive Officer, the Executive shall direct and manage the affairs of the Company with such duties, functions and responsibilities (including the right to hire and dismiss employees (subject to approval of the Board in the case of corporate officers)) as are customarily associated with and incident to the position of President and Chief Executive Officer and as the Company may, from time to time, require of him, subject to the direction of the Company's Board. The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive's ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or disability, the Executive shall devote all of the Executive's time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive's duties may reasonably require, to the duties of the Executive's employment, provided, however, that it shall not be a breach of this Agreement for the Executive to (1) manage his own private financial investments; or (2) with the consent of the Board (which consent shall not be unreasonably withheld) to be a member of the board of directors of other companies which do not compete with the Company, so long as, in either case, such activities do not require the Executive to spend a material amount of time away from his performance of his duties hereunder, do not otherwise interfere with the Executive's performance of his duties hereunder, or otherwise violate this Agreement (including, but not limited to, Section 4 hereof) or the Company's other policies. The principal place of employment of the Executive shall be the principal executive offices of the Company. The Executive acknowledges that in

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the course of his employment he may be required, from time to time, to travel on behalf of the Company.


              3. Compensation, Benefits and Business Expenses. As full and complete compensation for the Executive's execution and delivery of this Agreement and performance of any services hereunder, and as the Company's policy with respect to the reimbursement or payment of the Executive's business expenses, the Company shall pay, grant or provide the Executive, and the Executive agrees to accept, the following:

              a. Base Salary: The Company shall pay the Executive a base salary at an annual rate of $450,000 payable at such times and in accordance with the Company's standard payroll practices for senior executives of the Company.

              b. Signing Bonus: The Company shall, on January 2, 1996, pay a signing bonus to the Executive in the amount of $200,000.

              c. Performance Bonus: The Company shall additionally pay the Executive a Performance Bonus with respect to the Company's 1996, 1997 and 1998 fiscal years in the following amounts and in accordance with the payment schedule set forth below:

              (1) Three percent (3%) of first $2 million of "EBIT" (as defined below) during each such fiscal year plus (2) four percent (4%) of next $3.5 million of EBIT during the fiscal year in excess of $2 million (i.e. total potential Performance Bonus of $200,000 each fiscal year); plus (3) an amount equal to the amount calculated pursuant to (2), provided that the aggregate amount of Performance Bonuses under (3) shall not exceed $300,000 during the Term of Employment.

The Company shall pay the Executive the Performance Bonus payment in the amount calculated by the Board or its designee under subdivisions (1) and (2) of this
Section 3c within thirty (30) days after completion of its audited financial statements for each of its 1996, 1997 and 1998 fiscal years, provided, however, that the Performance Bonus for the Company's 1996 fiscal year (i.e. the year ending January 31, 1997) shall be a minimum of $200,000 and the Performance Bonus for the Company's 1997 fiscal

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year shall be a minimum of $100,000, regardless of the amount calculated under subdivisions (1) and (2) of this Section 3c. The Company shall pay the Executive the Performance Bonus payment under subdivision (3) of this Section 3c in the amount calculated by the Board (after consultation with its regularly employed accountants) or by the Board's designee, within thirty (30) days after completion of audited financial statements for its 1998 fiscal year. All annual Performance Bonuses payable hereunder shall be paid by the Company at the times provided for above, and shall be deemed earned on October 31 of each fiscal year during the Term of Employment (or, if applicable, any Extended Term of Employment), provided that the Executive is employed by the Company as of October 31 of the applicable fiscal year, even if the Executive is not employed by the Company on the date that payment is due hereunder, and provided further that the minimum portion of the Performance Bonuses for the fiscal years 1996 and 1997 shall be paid on the first business day of January 1997 and 1998, respectively.

              For purposes of this Agreement, "EBIT" shall mean: earnings before income taxes and shall include Net Income (or Net Loss) as determined in accordance with GAAP (as defined below) consistently applied and reflected in the Audited Financial Statements for the applicable fiscal year, PLUS (a) the sum of (i) the excess of gross interest expense over gross interest income, (ii) total income tax expense, (iii) professional fees incurred related to the administration of the chapter 11 case, (iv) extraordinary losses, including losses resulting from store and warehouse closings during the Company's chapter 11 case and losses resulting from inventory and fixture liquidations directly related to such closings, and (v) negative adjustments related to the cumulative effect of changes in accounting principles, LESS (b) the sum of (i) the excess of gross interest income over gross interest expense, (ii) total income tax benefits, (iii) extraordinary gains, and (iv) positive adjustments related to the cumulative effect of changes in accounting principles.

              For purposes of this Agreement, "GAAP" means generally accepted accounting principles in the United States in effect from time to time and as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such
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other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of the determination.

              d. Medical, Dental and Disability Insurance: The Company shall afford the Executive the opportunity to participate during the Term of Employment (and, if applicable, any Extended Term of Employment) in any medical, dental and disability insurance plans or programs which the Company maintains for its senior executives. Nothing in this Agreement shall require the Company to establish, maintain or continue any of the benefit programs already in existence or hereafter adopted for employees of the Company and nothing in the Agreement shall restrict the right of the Company to amend, modify or terminate any such benefit program.

              e. Expenses: The Executive shall be entitled to reimbursement or payment of reasonable business expenses (in accordance with the Company's policies as amended from time to time in the Company's sole discretion), following the Executive's submission of appropriate receipts and/or vouchers to the Company. In accordance with such policies, the Company agrees:

              (1) to reimburse the Executive for his attorney's fees up to $12,000 which the Executive may incur in connection with the negotiations leading up to the execution of this Agreement following the Executive's presentation to the Company of an invoice from his attorney reflecting a description of the attorney's services; and

              (2) to reimburse the Executive for all lease payments for the Executive's existing BMW 740 (or a replacement thereof by an automobile in an equivalent class and price range at the Executive's option) during the Term of Employment (and, if applicable, any Extended Term of Employment) and all maintenance, fuel and insurance expenses associated with the use of such automobile.

              f. Vacations, Holidays or Temporary Leave: The Executive shall be entitled to take annual vacation without loss or diminution of compensation, not exceeding four (4) weeks, such vacation to be taken at such time or times, and as a whole or in increments, as the Executive shall elect, consistent with the reasonable needs of the Company's business and such vacation policies as may be established by the Board. The Executive shall further be entitled to the number of paid holidays, and leaves for illness or

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temporary disability in accordance with the policies of the Company for its senior executives, as the Company may amend or terminate such policies from time to time in its sole discretion.

              g.  Moving Expenses:

                  (1) The Company shall reimburse the Executive for his reasonable moving expenses in connection with the Executive's relocation from New Jersey to Houston, upon presentation by the Executive of statements or other supporting evidence of such expenses. Such expenses shall be limited solely to
(i) the mortgage loan origination fee and/or "points" incurred in connection with the Executive's procurement of a reasonable mortgage for the purchase of a home in Houston, (ii) other closing costs incurred in connection with the purchase of the aforementioned home in Houston; (iii) the fee of one professional mover; and (iv) two (2) round trip plane tickets (coach) for Mrs. Douglas to inspect and scout out potential residences in the Houston area and one one-way ticket (coach) from New Jersey to Houston at such time as she actually moves to Houston. In the event that any of such moving expenses shall be reflected on a W-2 issued to the Executive by the Company, then the Company shall further reimburse the Executive for 65% of such reflected amount on or before April 10 of the year following the year of reimbursement.

                  (2) The Company shall further reimburse the Executive for his reasonable living expenses for Executive and his spouse in the Houston area for up to four (4) months, upon presentation by the Executive of statements or other supporting evidence of such expenses.

                  (3) The Company shall arrange for a reputable third party relocation specialist (the "Purchaser") to purchase the Executive's current home in Saddle River, New Jersey promptly after the parties execute this Agreement. The Company's selection of such Purchaser shall be subject to the consent of the Executive prior to retention of such Purchaser, which consent shall not be unreasonably be withheld. The Purchaser shall purchase the Executive's home at fair market value as determined based upon the Purchaser's appraisal of the home following the Company's retention of the Purchaser, whereupon the Executive's mortgage obligation shall first be satisfied and then any remaining proceeds of the purchase shall be paid to the Executive. The Executive agrees to execute all documents reasonably required to effectuate such purchase.

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              h. Tax Bonus: The Company shall pay the Executive a one-time bonus in the amount of $125,000 no later than April 10, 1996 (the "Tax Bonus") as full payment by the Company in respect of income taxes payable by the Executive with respect to the Signing Bonus payment provided for in Section 3b hereof.

              4.  Non-Competition and Protection of Confidential Information:

               a.  Restrictive Covenants:

              (1) During the Term of Employment, any Extended Term of Employment and for one (1) year following the termination of the Executive's employment with the Company ("Date of Termination"), the Executive shall not directly or indirectly engage, participate, own or make any financial investments in, or become employed by or render (whether or not for compensation) any consulting, advisory or other services to or for the benefit of, any person, firm or corporation, or otherwise engage in any business activity which directly or indirectly competes with any of the business operations or activities in which the Company has engaged within one (1) year prior to the Date of Termination; provided, however, that it shall not be a violation of this Agreement for the Executive to have beneficial ownership of less than 3% of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system.

                  (2) During the Term of Employment, any Extended Term of Employment and for one (1) year following the Date of Termination, the Executive shall not, directly or indirectly, solicit, in competition with the Company, any person who is a customer of any business conducted by the Company.

                  (3) During the Term of Employment, any Extended Term of Employment and for one (1) year following the Date of Termination, the Executive shall not, directly or indirectly, solicit or induce any employee of the Company to terminate his or her employment for any purpose, including without limitation, in order to enter into employment with any entity which competes with any business conducted by the Company.

                  (4) During the Term of Employment, any Extended Term of Employment and for all time following the Date of Termination, the Executive shall not, directly or indirectly, furnish or make

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accessible to any person, firm, or corporation or other business entity, whether or not he, she, or it competes with the business of the Company, any trade secret, technical data, or know-how acquired by the Executive during his employment by the Company which relates to the business practices, methods, processes, equipment, or other confidential or secret aspects of the business of the Company without the prior written consent from the Company, unless such information is or hereafter may become in the public domain other than by being divulged or made accessible by the Executive in breach of this provision, or which is demonstrated by the Executive to the Company's reasonable satisfaction to be known by him prior to the disclosure to him by the Company, or which is or may hereafter be disclosed by the Company to third parties without similar restrictions on disclosure or use, or which is required to be disclosed pursuant to governmental or judicial process or procedure.

              b. Geographic Scope: The provisions of this Section 4 shall be in full force and effect in each state in the United States where the Company carries on business at any time during the Term of Employment, any Extended Term of Employment and for one (1) year following the Date of Termination.

              c. Remedies: The Executive acknowledges that his services are of a special, unique and extraordinary character and, his position with the Company places him in a position of confidence and trust with the clients and employees of the Company, and that in connection with his services to the Company, the Executive will have access to confidential information vital to the Company's businesses. The Executive further acknowledges that in view of the nature of the business in which the Company is engaged, the foregoing restrictive covenants in this Section 4 hereof are reasonable and necessary in order to protect the legitimate interests of the Company and that violation thereof would result in irreparable injury to the Company. Accordingly, the Executive consents and agrees that if the Executive violates or threatens to violate any of the provisions of this Section 4 hereof the Company would sustain irreparable harm and, therefore, the Company shall be entitled to obtain from any court of competent jurisdiction, without the posting any bond or other security, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from

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such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which the Company may be entitled.

              d. Termination Without Cause or Resignation For Good Reason: The Executive's covenants under Section 4a)(1) and 4a)(2) shall be of no force or effect in the event that the Company terminates the Executive's employment Without Cause pursuant to Section 5a)(5) hereof or the Executive resigns for Good Reason as defined in Section 5a)(6) hereof. All other covenants hereunder shall remain in full force and effect in the event of a termination of the Executive's employment pursuant to either Section 5a)(5) or Section 5a)(6) hereof.

              5.  Termination of Employment:

                  a. The Executive's employment with the Company shall terminate upon the occurrence of any of the following events:

                           (1)  the termination of the Executive's employment
for any reason effective upon or following the expiration of the Term of Employment (or, if applicable, any Extended Term of Employment);

                           (2)  the death of the Executive during the Term
of Employment (or, if applicable, any Extended Term of Employment);

                           (3)  the Disability (as defined below) of Executive
during the Term of Employment (or, if applicable, any Extended Term of Employment);

                           (4)  during the Term of Employment (or, if
applicable, any Extended Term of Employment) upon not less than fourteen (14) days' written notice to the Executive from the Company of the termination of his employment for Cause (as defined below) ("Notice of Termination");

                           (5)  during the Term of Employment (or, if
applicable, any Extended Term of Employment) upon not less than fourteen (14) days' written notice to the Executive from the Company of termination of his employment Without Cause (as defined below);

                           (6)  during the Term of Employment (or, if
applicable, any Extended Term of Employment) upon not less than fourteen (14) days' written notice to the Company of the resignation by the Executive for Good Reason (as defined below) ("Notice of Resignation"), provided however,

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notwithstanding Section 10 hereof relating to waivers, in the case of a resignation by the Executive due to a Change of Control, the Executive's resignation shall be deemed to have been for Good Reason hereunder only if such resignation occurs more than three (3) months following such Change of Control, but less than six (6) months following such Change of Control; or

                           (7)  during the Term of Employment (or, if
applicable, any Extended Term of Employment) upon not less than fourteen (14) days' written notice to the Company of the resignation by the Executive Without Good Reason (as defined below) during the Term of Employment (or, if applicable, any Extended Term of Employment).

              b. For purposes of this Agreement, the "Disability" of the Executive shall mean his inability, because of mental or physical illness or incapacity, whether total or partial, to perform his duties under this Agreement for a continuous period of 120 days or for shorter periods aggregating 120 days out of any 180-day period.

              c. For purposes of this Agreement "Cause" shall mean conduct by the Executive constituting (i) fraud; (ii) material dishonesty relating to the conduct of the business of the Company or dishonesty which does not relate to the conduct of the business of the Company which adversely affects the Company or the Executive's ability to manage the business of the Company; (iii) willful and material breach of any of the provisions or covenants of this Agreement;
(iv) embezzlement; (v) chronic alcoholism or chronic drug dependency that in either case precludes his performing his duties contemplated herein; or (vi) the conviction of or plea or guilty or nolo contendere to a felony, or any crime involving securities or commodities laws violations or moral turpitude, except that Cause as defined in clause (iii) shall not mean

                  (1) conduct which is the result of the Executive's exercise of reasonable business judgment which merely differs from the business judgment of the Board; nor

                  (2) any act or omission which in the Executive's reasonable and good faith belief was in or not opposed to the best interests of the Company.

              d. For purposes of this Agreement, "Without Cause" shall mean any reason other than that


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defined in this Agreement as constituting Cause. The parties expressly agree that a termination of employment Without Cause pursuant to Section 5a)(5) hereof may be for any reason whatsoever, or for no reason, in the sole discretion of the Company.

              e. For purposes of this Agreement, "Good Reason" shall mean (i) willful and material breach of the Agreement by the Company; (ii) assignment of duties or responsibilities materially inconsistent with those described in
Section 2 hereof without the consent of the Executive; (iii) any Change in Control (as defined below), or (iv) the Company's failure to maintain during the Term of Employment and through the last date on which any Performance Bonus earned during the Term of Employment becomes payable either (a) a letter of credit as provided for in Section 6f) hereof, or (b) within thirty (30) days prior to expiration of any letter of credit, to obtain a replacement letter of credit or, in the alternative, to provide cash collateral that gives the Executive equivalent protection. Good Reason as defined in subdivision (ii) of this Section 5e includes:

              (1) The cessation of the Executive's membership on the Company's, or its successor's, Board and/or his removal from the position of Chief Executive Officer of the Company or its successor;

              (2) any change in the Executive's reporting responsibility being solely to the Board;

              (3) the election of any other officer having the right to report directly to the Board, provided however, that it shall not constitute Good Reason if (a) another officer is elected to the Board, (b) another officer reports to the Board with the consent of the Executive, or (c) any officer reports to the Board as may be required by law; or

              (4) the Company's requiring, without the written consent of the Executive, the Executive to be based at any office or location more than 50 miles from the current offices of the Company in Houston, Texas.

              f. For purposes of this Agreement, "Without Good Reason" shall mean any reason other than that defined in this Agreement as constituting Good Reason.

              g. For purposes of this Agreement, "Change of Control" shall mean
(a) the disposition, whether by sale, merger, consolidation, etc. of all or substantially all of the Company's assets, unless in advance of any such disposition the Executive waives this provision in writing; (b) a change of more than
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50% in holders of voting common stock of the Company, except as may otherwise be provided for in a confirmed plan of reorganization; or (c) a contested proxy solicitation of Company shareholders that results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in electing directors of the Company.

              h. Upon the termination of the Executive's employment, the Executive shall, upon the request of the Company, promptly resign from all officerships and directorships held by the Executive in the Company or any other business enterprise in which the Executive is serving at the Company's request. If the Executive refuses to resign in accordance herewith within seven (7) days of such request, the Executive agrees that the Executive shall be deemed to have resigned all of such officerships and directorships as of the date requested by the Company.

              i. A Notice of Termination described in Section 5a)(4) shall state the Date of Termination and the basis for the Company's determination that the Executive's actions establish Cause hereunder. Upon the Executive's receipt of a Notice of Termination, the Executive may, prior to the Date of Termination, seek to cure any conduct identified in the Notice of Termination as establishing Cause (to the extent susceptible to cure) and shall, upon his written request, be accorded the right to address the Board, with or without counsel to the Executive present at the Executive's option, for the purpose of responding to the Notice of Termination. Following such meeting between the Executive and the Board, if the Board does not withdraw or modify the Notice of Termination, the Executive's employment shall terminate on the Date of Termination stated in the Notice of Termination.

              j. A Notice of Resignation described in Section 5a)(6) shall state the Date of Termination and the basis for the Executive's determination that the Company's actions establish Good Reason hereunder. Upon the Company's receipt of a Notice of Resignation, the Company may, prior to the Date of Termination, seek to cure any conduct identified in the Notice of Resignation as establishing Good Reason (to the extent susceptible to cure) and shall, upon the Company's request, be accorded the right to address the Executive, with or without counsel to the Executive present at the Executive's option, for the purpose of responding to the Notice of Resignation. Following such meeting between the Executive and

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the Board, if the Executive does not withdraw or modify the Notice of
Resignation, the Executive's employment shall terminate on the Date of Termination stated in the Notice of Resignation.

              6.  Payments Upon Termination of Employment:

              a. Death or Disability: If the Executive's employment hereunder is terminated due to the Executive's death or Disability pursuant to Sections
5a)(2) or (3) hereof, the Company shall pay or provide to the Executive, his designated beneficiary or to his estate (i) all base salary pursuant to Section 3a hereof, any Performance Bonuses pursuant to Section 3c hereof and any vacation pay pursuant to Section 3f hereof, in each case which has been earned but which remains unpaid as of the Date of Termination, such payments to be made at such times as will be in accordance with the Company's normal payroll practices, and with respect to the Performance Bonuses, at such times as provided in Section 3c hereof; (ii) any benefits to which the Executive may be entitled under any medical, dental or disability plan or program pursuant to
Section 3d hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Date of Termination; and (iii) within 20 days after the Date of Termination the greater of (a) $900,000 or (b) the present value of the remaining Base Salary payments which the Executive would have earned hereunder had he worked during the balance of the Term of Employment (or, if applicable, the balance of any Extended Term of Employment). Any payments due and owing pursuant to Section 6a)(iii) immediately above shall be reduced to the extent that the Executive, his estate or designated beneficiary receives any payments pursuant to any disability insurance plan or arrangement or any life insurance policy maintained by the Company. Should the Company wish to purchase insurance to cover the costs associated with the Executive's termination of employment pursuant to Sections 5a)(2) or (3), the Executive agrees to execute any and all necessary documents necessary to effectuate said insurance. Upon termination of the Executive's employment due to the Executive's Disability, the Executive shall continue to have the obligations provided for in Section 4 hereof. The Executive may designate in writing to the Chief Financial Officer of the Company from time to time a beneficiary to whom payments shall be made hereunder in the event of the Executive's death. In the absence of such a designation payments shall be made to the Executive's estate in the event of the Executive's death. The Company's obligation to make any payment pursuant to Section 6a) (iii)

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shall be conditioned upon the Company's prior receipt of an executed general release of claims and covenant not to sue. The interest rate which shall be used in making any present value calculations pursuant to this Section 6 shall be the 30-year treasury rate prevailing on the close of business on the Date of Termination.

              b. Termination for Cause or Resignation Without Good Reason: If the Executive's employment hereunder is terminated due to the termination of the Executive's employment by the Company for Cause pursuant to Section 5a)(4) or due to the Executive's resignation Without Good Reason pursuant to Section
5a)(7), the Company shall pay or provide to the Executive (i) all base salary pursuant to Section 3a hereof, any Performance Bonus pursuant to Section 3c hereof and any vacation pay pursuant to Section 3f hereof, in each case which has been earned but which remains unpaid as of the Date of Termination, such payments to be made at such times as will be in accordance with the Company's normal payroll practices, and with respect to the Performance Bonuses, at such times as provided in Section 3c hereof; and (ii) any benefits to which the Executive may be entitled under any medical, dental or disability plan or program pursuant to Section 3d hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Date of Termination.

              c. Termination Without Cause or Resignation For Good Reason: If the Executive's employment hereunder is terminated due to the termination of the Executive's employment by the Company Without Cause pursuant to Section 5a)(5) or due to the Executive's resignation for Good Reason pursuant to Section
5a)(6), the Company shall pay or provide to the Executive (i) all base salary pursuant to Section 3a hereof, any Performance Bonus pursuant to Section 3c hereof and any vacation pay pursuant to Section 3f hereof, in each case which has been earned but which remains unpaid as of the Date of Termination, such payments to be made at such times as will be in accordance with the Company's normal payroll practices, and with respect to the Performance Bonuses, at such times as provided in Section 3c hereof; (ii) any benefits to which the Executive may be entitled under any medical, dental or disability plan or program pursuant to Section 3d hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Date of Termination; and (iii) within 20 days after the Date of Termination a payment in an amount equal to the greater of (a) $900,000
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or (b) the present value of the remaining Base Salary payments which the
Executive would have earned hereunder had he worked during the balance of the Term of Employment (or, if applicable, during the balance of any Extended Term of Employment). The Company's obligation to make the payment pursuant to Section
6c)(iii) shall be conditioned upon the Company's prior receipt of an executed general release of claims and covenant not to sue.

              d. Expiration of Term of Employment Without Renewal: If the Executive's employment terminates for any reason effective upon or following the expiration of the Term of Employment pursuant to Section 5a)(1), the Company shall pay or provide to the Executive (i) all base salary pursuant to Section 3a hereof, any Performance Bonus pursuant to Section 3c hereof and any vacation pay pursuant to Section 3f hereof, in each case which has been earned but which remains unpaid as of the date of termination of the Executive's employment, such payments to be made at such times as will be in accordance with the Company's normal payroll practices, and with respect to the Performance Bonuses, at such times as provided in Section 3c hereof; (ii) any benefits to which the Executive may be entitled under any medical, dental or disability plan or program pursuant to Section 3d hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Date of Termination; and (iii) within 20 days after the Date of Termination, a payment in an amount equal to, at the Executive's option, either (a) a lump sum equal to the present value of the Executive's then current base salary for two (2) years following the Date of Termination, or (b) continuation of the Executive's then current base salary for two (2) years following the Date of Termination, provided, however, that the Company shall have no obligation to make the payment(s) described in subdivision
(iii)(a) or (iii)(b) hereof if, prior to the expiration of the Term of Employment, the Company has made an offer to extend the Executive's employment pursuant to Section 1 hereof. Sections 6d)(iii) (a) and (b) shall be null and void during any Extended Term of Employment. The Company's obligation to make the payment pursuant to Section 6d)(iii) shall be conditioned upon the Company's prior receipt of an executed general release of claims and covenant not to sue.

              e. No Other Payments: Except as provided in this Section 6, the Executive shall not be entitled to receive any other payments or benefits from the Company due to the termination of his

                                     Exhibit 10.5 - Page 15
employment by the Company, including but not limited to, any employee benefits under any of the Company's employee benefits plans or programs (other than at the Executive's expense under the Consolidated Omnibus Budget Reconciliation Act of 1985 or pursuant to the terms of any pension plan which the Company may have in effect from time to time) or any right to be paid severance pay.

              f. Letter of Credit: The payments provided in Sections 6a(iii), 6c(iii) or 6d(iii) and any other compensation which the Executive has earned and which is due to the Executive and unpaid as of the Date of Termination shall be secured during the Term of Employment and through the last date on which any Performance Bonus earned during the Term of Employment is payable by: (a) a clean, irrevocable letter of credit in the amount of $900,000 which the Company shall procure by the later of (1) ten (10) days after the execution of this Agreement or (2) two (2) days after approval of this Agreement by the Bankruptcy Court for the District of Delaware; or (b) within thirty (30) days prior to expiration of any letter of credit during the Term of Employment and through the last date on which any Performance Bonus earned during the Term of Employment is payable, a replacement letter of credit or, in the alternative, cash collateral that gives the Executive protection equivalent to the letter of credit described in subdivision 6f)(a) hereof.

              7. No Conflicting Agreements. The Executive hereby represents and warrants that he is not a party to any agreement, or non-competition or other covenant or restriction contained in any agreement, commitment, arrangement or understanding (whether oral or written), which would in any way conflict with or limit his ability to commence work on the first day of the Term of Employment or would otherwise limit his ability to perform all responsibilities in accordance with the terms and subject to the conditions of this Agreement. In addition, the Executive represents and warrants that he has Good Reason to terminate his employment with Jamesway Corporation pursuant to Section 6(c) or (d) of the employment agreement dated September 1, 1994 with Jamesway Corporation. The Executive acknowledges that the Company did not in any way induce or otherwise solicit the termination of his employment with Jamesway Corporation.

              8. Deductions and Withholding. The Executive agrees that the Company shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all

                                    Exhibit 10.5 - Page 16
federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage under applicable employee benefit plans.

              9. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the Executive's employment and supersedes any other prior oral or written agreements between the Executive and the Company. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

              10. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

              11. Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware, regardless of where the Executive is in fact required to work.

              12. Assignability. The obligations of the Executive may not be delegated and, except as expressly provided in Section 6a relating to the designation of beneficiaries, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and binding upon and shall inure to the benefit of any successor to the Company. The term "successor" shall mean, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company.

              13. Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this

                                    Exhibit 10.5 - Page 17

Agreement. If any court construes any of the provisions of Section 4 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

              14. Notices. All notices to the Executive hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to:

                  Herbert Douglas
                  3 Pell Farm Road
                  Saddle River, New Jersey  07458

All notices to the Company hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to:
                  Weiner's Stores, Inc.
                  6005 Westview Drive
                  Houston, Texas  77055

                  Attn:  Chairman of the Board
Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party.

              15. Effective Date. This Agreement shall be effective following
(i) execution of four originals of this Agreement by both parties; (ii) approval by the Board; and (iii) approval by the Bankruptcy Court for the District of Delaware.

              16. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

              18. Construction. All of the parties to this Agreement were represented by counsel and this document was negotiated by counsel, and no party may rely on any drafts of this Agreement in any interpretation of this Agreement. Each party and counsel for each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the

                                    Exhibit 10.5 - Page 18
normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

              IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


/s/ Herbert R. Douglas                      Weiner's Stores, Inc.
    ----------------------------
    Herbert Douglas

                                            By: /s/ Leon Weiner
                                                    ----------------------------
                                                    Leon Weiner

                                            Weiner's Stores, Inc.



                                            By: /s/ Sol Weiner
                                                    ----------------------------
                                                    Sol Weiner

                                    Exhibit 10.5 - Page 19